FOR IMMEDIATE RELEASE
             November 15, 1996


                                                Media Contact:  Robert Fort
                                                (757) 629-2714


             NS SATISFIES FINANCING CONDITION IN AMENDED CONRAIL TENDER OFFER

             NORFOLK, VA.    Norfolk Southern Corporation (NYSE: NSC) today
             announced that it has received from banking institutions commitments for more than enough funds to support fully its $110 per-share cash offer for all of the outstanding common shares and Series A ESOP convertible junior preferred shares of Conrail Inc. (NYSE: CRR) and subsequent merger with Conrail.

                  Accordingly, the financing condition to Norfolk Southern s amended tender offer has been satisfied.

                   This is a solid vote of confidence from the financial
             community in the superiority of our offer and in the strength of a combined Norfolk Southern-Conrail, said David R. Goode, chairman, president and chief executive officer. We will continue to do all that is necessary to allow Conrail shareholders to benefit from our offer.

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